Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 1, 2016, relating to the financial statements and financial statement schedule of AngioDynamics, Inc., which appears in AngioDynamics, Inc.’s Annual Report on Form 10-K for the year ended May 31, 2018.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 22, 2019